                                                                    EXHIBIT 10.1

                               PURCHASE AGREEMENT
                                     BETWEEN

                      MESIROW REALTY SALE-LEASEBACK, INC.,
                        AN ILLINOIS CORPORATION ("BUYER")

                                       AND

                           ANIXTER-REAL ESTATE, INC.,
                       AN ILLINOIS CORPORATION ("SELLER")

                                 APRIL 17, 2003

                             2301 PATRIOT BOULEVARD
                                  GLENVIEW, IL

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                               TABLE OF CONTENTS

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                                                                                  PAGE
1.    Definitions...........................................................        1
2.    Sale..................................................................        5
3.    Purchase Price and Earnest Money Deposit..............................        5
4.    Intentionally Deleted.................................................        6
5.    Conditions Precedent..................................................        6
6.    Closing, Closing Costs and Closing Date...............................        7
7.    Title and Survey Matters..............................................        9
8.    Delivery of Documents: Inspection/Glenview............................       10
9.    Taxes and Prorations..................................................       12
10.   Representations, Warranties and Covenants of Seller...................       12
11.   Representations and Warranties of Buyer...............................       15
12.   Eminent Domain; Casualty..............................................       16
13.   Possession of the Project.............................................       16
14.   Pre-Closing Deliveries................................................       16
15.   Documents to be Delivered and Action to be Taken at Closing...........       16
16.   Defaults; Remedies....................................................       19
17.   Miscellaneous.........................................................       20
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                     LIST OF EXHIBITS (EXCLUDED FROM FILING)

Exhibit 1(c)      Certificate of Substantial Completion
Exhibit 1(q)      Guaranty
Exhibit 1(u)      Legal
Exhibit 1(v)      Lease
Exhibit 3(a)      Escrow Agreement
Exhibit 7         Surveyor's Certificate
Exhibit 15(a)(x)  Estoppel Certificate (Guarantor)


                               PURCHASE AGREEMENT
                         (GLENVIEW, IL OFFICE BUILDING)

            THIS PURCHASE AGREEMENT (the "AGREEMENT") is made as of April [17], 2003, by and between MESIROW REALTY SALE-LEASEBACK, INC., an Illinois corporation ("BUYER"), and ANIXTER-REAL ESTATE, INC., an Illinois corporation ("SELLER").

                                    RECITALS

            A. Seller is the owner of the Project (as hereinafter defined), which is to be developed with an approximately 167,000 square foot office building which is located at 2301 Patriot Boulevard, Glenview, Illinois.

            B. Seller desires to sell the Project, and Buyer desires to purchase the same upon the terms and conditions hereinafter set forth.

                                   AGREEMENTS

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the foregoing Recitals, the mutual promises of the parties hereto and the mutual benefits to be gained by the performance hereof, Seller and Buyer hereby agree as follows:

            1.    DEFINITIONS.

            For purposes of this Agreement, the following terms shall have the following meanings:

            (a) "ACTUAL CLOSING DATE" shall mean the actual date that Buyer and Seller consummate the transactions contemplated hereby and fulfill their respective obligations hereunder.

            (b) "APPRAISAL" shall mean an M.A.I. Appraisal (FIRREA Standards) of the Project obtained by Buyer at Buyer's sole cost and expense.

            (c) "CERTIFICATE OF SUBSTANTIAL COMPLETION" shall mean a Certificate of Substantial Completion executed by Seller's project architect in the form of EXHIBIT 1(c) attached hereto. The Certificate of Substantial Completion shall list all work shown on the Construction Documents which has not been completed and the estimated cost of completion.

            (d) "CLOSING DATE" shall mean November 18, 2003, or such other date to which the Closing Date is accelerated pursuant to Section 6 of this Agreement.

            (e) "COMMITMENT" shall mean a commitment for the issuance of an ALTA owner's extended policy of title insurance to Buyer concerning the Land, issued by Title

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Company in full amount of the Purchase Price, certified to date, together with the Title Company's commitment to issue full extended coverage over all standard title exceptions and insuring Buyer against any liens arising from construction of the Improvements through completion of the Incomplete Work, and the following special endorsements in form and substance satisfactory to Buyer: comprehensive, access, contiguity, zoning 3.1 with parking and loading, survey, subdivision, creditor's rights, encroachment (if applicable), insurance over easement parcels benefiting the Land (if applicable), and restrictions endorsements, if applicable (the "ENDORSEMENTS") to the extent the same are generally available in the state in which the Project is located.

            (f) "COMPLETION AND OCCUPANCY DOCUMENTS" shall mean, collectively, the Certificate of Substantial Completion, and the Conditional Certificate of Occupancy.

            (g) "CONDITIONAL CERTIFICATE OF OCCUPANCY" shall mean the temporary Certificate of Occupancy dated April 3, 2003 issued by the Village of Glenview pertaining to occupancy of the Premises by Seller.

            (h) "CONSTRUCTION DOCUMENTS" shall mean (i) the following contracts: direct contract between Seller and Catellus Construction Company pertaining to construction of base building, direct contract between Seller and Wright Architects, Ltd. pertaining to architectural services for interior construction and the direct contract between Seller and Executive Construction, Inc. pertaining to interior construction, (ii) the site plan for the Project,
(iii) Permits, (iv) the construction schedules, (v) the Plans, and (vi) any as-built Plans that have been completed relating to the Project.

            (i) "CONTRACT DATE" shall mean the date when Seller, Purchaser and Anixter International Inc. have exchanged (which may be by fax) fully executed counterparts of this Agreement. Promptly following such exchange, the parties shall exchange a writing (which may be by fax or email) acknowledging the Contract Date.

            (j) "DELIVERIES" shall mean the documents heretofore delivered by Seller pursuant to Section 8(a).

            (k) "DUE DILIGENCE MATERIALS" shall mean the collective reference to the Title Evidence and the Deliveries.

            (l) "DUE DILIGENCE PERIOD" shall mean the period of time commencing on the date hereof and ending on the date which is twenty-one (21) Days after the Contract Date, but in no event shall the Due Diligence Period expire earlier than three (3) Business Days following the date upon which the Initial Survey is delivered to Buyer.

            (m) "ENVIRONMENTAL LAWS" means any statute, law, ordinance, rule or regulation of any local, county, state or federal authority having jurisdiction over the Premises or any portion thereof or its use, which pertains to environmental, health or safety matters and/or the regulation of any hazardous or toxic materials, substance or waste, including but not limited to:
(a) the Federal Water Pollution Control Act (33 U.S.C. section 1317 et seq.) as amended; (b) the Federal Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.) as amended; (c) the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.) as amended ("CERCLA"); (d) the Toxic Substance Control Act (15 U.S.C. section 2601 et seq.), as amended; and (e) the Clean Air Act (42, U.S. section 7401 et seq.), as amended.

            (n) "ENVIRONMENTAL REPORT" shall mean a phase I environmental report or any update to any phase I environmental report obtained by Buyer at its sole cost and expense.

            (o) "FINAL CERTIFICATE OF OCCUPANCY" shall mean a final Certificate of Occupancy issued by the Village of Glenview allowing Tenant to lawfully occupy the Anixter Building and operate its business therein.

            (p) "GOVERNMENTAL AUTHORITY" shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether Federal, state, local, domestic or foreign.

            (q)   "GUARANTY" shall mean that certain Guaranty in the form of
EXHIBIT 1(Q) attached hereto to be executed on the Closing Date by Lease Guarantors in favor of Buyer.

            (r) "HAZARDOUS MATERIALS" shall mean any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Environmental Laws.

            (s) "IMPROVEMENTS" shall mean the two-story office building (the "ANIXTER BUILDING") and all other buildings, parking lots, driveways, and other improvements of every kind and description on, over and under the Land; all building fixtures, facilities, conduits, ducts, hot water heaters, domestic water systems and installations to provide fire protection, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, sewer and water thereto, which are used solely for the operation of buildings; but excluding all of the following whether or not located at or affixed in any way to the Land, the buildings or Improvements: all furniture, trade fixtures, equipment, telephone systems, security systems, computer systems, satellite systems, signage (excluding any structural components of such signage) and all items of tangible personal property, and specifically excluding the personal property and trade fixtures listed on Exhibit 1.2 of the Lease (the "EXCLUDED PROPERTY").

            (t) "INCOMPLETE WORK" shall mean the work on the Project that is not completed at the time of Closing which shall be limited to the Punch List and any remaining site improvement work that is outstanding at such time.

            (u) "LAND" shall mean the real property located at 2301 Patriot Boulevard, Glenview, Illinois, and legally described on EXHIBIT 1(u) attached hereto, together with all of

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Seller's right, title and interest, if any, in and to all easements, rights-of-way, appurtenances, and other rights and benefits thereunto belonging, and to all public or private streets, roads, avenues, alleys, or passways open or proposed, on or abutting said parcels of land, and to any award made to or to be made in lieu thereof, and in and to any award for damage to said parcel of land or any part thereof by reason of a change of grade in any street, alley, road or avenue, as aforesaid.

            (v) "LEASE" shall mean the lease to be entered into on the Closing Date between Buyer, as landlord, and Seller, as tenant, in the form of EXHIBIT 1(V) attached hereto.

            (w) "LEASE GUARANTORS" shall mean Anixter International Inc., a Delaware corporation ("PARENT GUARANTOR"), and Anixter Inc., a Delaware corporation ("SECOND GUARANTOR").

            (x) "LEGAL REQUIREMENTS" shall mean all laws, ordinances, codes, regulations or orders of all applicable Federal, state, city and other Governmental Authorities (including, without limitation, Environmental Laws) and all requirements and all obligations imposed by such laws, such ordinances, codes, regulations or orders applicable to the Project or to Seller in respect of the Project and all documents of record affecting the Project on the date hereof.

            (y)   "LENDER" shall mean Buyer's first mortgage lender.

            (z) "PERMITTED EXCEPTIONS" shall have the meaning ascribed to it in Paragraph 7 hereof.

            (aa) "PERMITS" shall mean all permits, licenses, conditional use permits or other agreements between Seller and Governmental Authorities relating to the Project, but specifically excluding the Economic Incentive Agreement (as defined in the Lease).

            (bb) "PERMITTED USE" shall mean the uses of the Project permitted under the Lease.

            (cc) "PLANS" shall mean the Plans and Specifications prepared by the Project Architect for the construction of the Improvements.

            (dd) "PROJECT" shall mean the Land; the Improvements; the Permits; the Construction Documents; all leases, contracts and other agreements of any kind relating to the Land and Improvements; and any and all rights, guarantees, warranties, of any person or entity, whether by contract or otherwise, arising out of or relating in any way to the Land and Improvements or any portion thereof, but specifically excluding any construction audits, rebates, credits, offsets and claims relating to completion of construction of the Improvements and the Economic Incentive Agreement.

            (ee) "PROJECT ARCHITECT" shall mean Wright Architects, Ltd. or other architect selected by Seller who is reasonably acceptable to Buyer and Lender.

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            (ff)  "PUNCH LIST" shall mean minor items of incomplete work at the
Project that do not interfere with the use or occupancy of the Project and which, together with incomplete site improvement work, do not in the aggregate exceed $500,000, as certified by the Project Architect.

            (gg) "PURCHASE PRICE" shall have the meaning ascribed to it in Paragraph 3 hereof.

            (hh) "SEARCHES" shall mean uniform commercial code searches of the appropriate county and state public records for Seller and the Project.

            (ii)  "STATE" shall mean the State of Illinois.

            (jj) "TENANT" shall mean Anixter-Real Estate, Inc., an Illinois corporation.

            (kk)  "TITLE COMPANY" shall mean Chicago Title Insurance Company.

            (ll) "TITLE DOCUMENTS" shall mean legible copies of all documents shown on the Commitment.

            (mm) "TITLE EVIDENCE" shall mean the collective reference to the Commitment and Title Documents and the most recent real estate tax bills for the Project.

            (nn) "TITLE POLICY" shall mean an ALTA Owner's Extended Coverage Title Insurance Policy Form 1992 for the Land and Improvements in the form of the Commitment in the amount of the Purchase Price, which policy shall show good and marketable title in Buyer subject only to the Permitted Exceptions and shall have the Endorsements attached thereto and shall insure Buyer against any liens arising from construction of the Improvements through completion of the Incomplete Work.

            2.    SALE.

            Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, subject to and upon the terms and conditions hereinafter provided, the Project.

            3.    PURCHASE PRICE AND EARNEST MONEY DEPOSIT.

            Subject to the performance by the parties of all of their material obligations hereunder and satisfaction or waiver by Buyer or Seller, as the case may be, of all conditions precedent set forth in Paragraph 5 hereof, Buyer shall pay Seller the sum of TWENTY-SEVEN MILLION AND NO/100THS DOLLARS
($27,000,000.00) as and for the Purchase Price of the Project, payable as follows:

            (a) Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00) (the "EARNEST MONEY"), payment of which shall be made within three (3) Business Days of the Contract Date by wire transfer of immediately available funds or by a cashier's or certified check delivered and payable to the order of the Title Company, to be held in escrow

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by the Title Company and deposited into an interest bearing account, in accordance with provisions of an escrow agreement in the form of EXHIBIT 3(a) attached hereto (the "ESCROW AGREEMENT"). Unless refunded to Buyer as provided below or previously disbursed to Seller pursuant to the terms of this Agreement, the Earnest Money shall be delivered to Seller at Closing. All accrued interest thereon shall be for the benefit of Buyer, whether or not a closing occurs hereunder.

            (b) Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00) (the "ADDITIONAL EARNEST MONEY," which, to the extent deposited, shall be included within the definition of "EARNEST MONEY"), payment of which shall be made within three (3) Business Days after the expiration of the Due Diligence Period, provided Buyer has not terminated this Agreement pursuant to Section 7 or 8. The Additional Earnest Money shall be payable by a wire transfer of immediately available funds to the Title Company.

            (c) The balance of the Purchase Price, after deduction of the amounts paid under subparagraphs (a) and (b) above, shall be payable in cash, by wire transfer of immediately available funds on the Actual Closing Date.

            4.    INTENTIONALLY DELETED.

            5.    CONDITIONS PRECEDENT.

            (a) It is a condition precedent to the performance by Buyer of its obligations hereunder that, on or before the Closing Date, the following conditions precedent be satisfied:

            (i) All Improvements shall have been substantially completed, except for the Incomplete Work, as evidenced by the Certificate of Substantial Completion; and Seller shall (1) be in lawful possession of all such completed Improvements and (2) be operating its business from the Project;

            (ii) Seller shall have performed all of its obligations hereunder which are to have been performed before or on the Closing Date, including, without limitation, the delivery of the documents specified in Sections 14 and 15 hereof, to be delivered by Seller and the performance of all material affirmative obligations undertaken in writing by Seller to Buyer with regard to Section 7 hereof;

            (iii) All material representations and warranties of Seller hereunder shall be true and correct when made and as if made as of the Closing Date and all representations and warranties of Seller as Tenant under the Lease and Lease Guarantors under the Guaranty shall be true and correct as of the Closing Date;

            (iv) No material adverse change shall have occurred with respect to Parent Guarantor since the date of its audited financial statements most recently delivered to Buyer prior to the date hereof. For purposes of this
      Section 5(a)(iv) only, "material adverse change" shall mean any one or more of: (i) a reduction of more than $50 million dollars in Parent Guarantor's Tangible Net Worth (as defined in the Lease),

      (ii) a downgrading of the rating of any of Parent Guarantor's publicly traded debt by Standard and Poor's or (iii) Parent Guarantor being placed on "credit watch" by Standard and Poor's; and

            (v) Seller shall have delivered to Buyer the Completion and Occupancy Documents;

            (vi) There shall exist no event which constitutes, or which, if not cured within any allowable grace period, would constitute an Event of Default under, and as defined in the Lease or the Guaranty, as if the Lease and Guaranty were in full force and effect at such time;

            (vii) There shall exist no event which constitutes a material default under any of the Construction Documents;

            (viii) If Buyer or Seller, as applicable, has elected to accelerate the Closing Date pursuant to Section 6(b) or 6(c), Seller shall have delivered the Waiver Letter to Buyer; and

            (ix) There shall exist no known material structural or mechanical defects in the Anixter Building, including without limitation, the plumbing, HVAC and electrical systems located in the Anixter Building, and all such items shall be well maintained and in good working order and repair. For purposes of this clause (ix), the term "material" shall mean any defect which would cost Seller more than Two Hundred Fifty Thousand Dollars ($250,000) to correct.

Seller shall diligently pursue the satisfaction of each of the foregoing conditions. Upon written request timely given, Seller shall promptly deliver to Buyer evidence of the satisfaction of any of the foregoing conditions.

            (b)   In the event that any of the conditions precedent set forth in
Section 5(a) hereof are not satisfied in all material respects by and as of the Closing Date, Buyer may elect to terminate this Agreement by giving a written notice to Seller (the "TERMINATION NOTICE") on or before the occurrence of the Closing. In the event Buyer delivers a valid Termination Notice in accordance with this Section 5(b), the Earnest Money shall immediately be refunded to Buyer, with all interest thereon, Seller shall be responsible for all of Buyer's Transaction Costs, and, except as otherwise expressly provided herein, both parties shall be relieved of all of their respective obligations hereunder; provided that, if the failure of condition is due to a material default by Seller, Buyer shall be entitled to exercise its remedies under Section 16 hereof. If Buyer does not give the Termination Notice prior to the actual Closing, then the applicable condition precedent set forth in Section 5(a) shall be deemed to be satisfied.

            6.    CLOSING, CLOSING COSTS AND CLOSING DATE.

            (a) Buyer and Seller shall arrange a mutually agreeable date and time for closing of the transactions contemplated by this Agreement (the "CLOSING"), which Closing

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shall be held no later than the Closing Date. The Closing of the purchase and sale of the Project shall take place at the Title Company offices located at 171 North Clark, Chicago, Illinois 60601. Whether or not the Closing occurs, except as otherwise provided in Section 16, (i) Seller shall pay the following costs of this transaction: all costs of the Commitment, the Initial Survey, the Final Survey, the title insurance premium for the Title Policy (other than the cost of the Endorsements), state, county and any municipal transfer taxes, recording fees, and other customary closing costs, (ii) Buyer shall pay the following costs of this transaction: the costs of the Environmental Report and any additional environmental reports, the Appraisal, property condition reports and soil reports (collectively, the "ADDITIONAL REPORTS") obtained by Buyer, all costs incident to any financing obtained by Buyer in connection with the transaction contemplated by this Agreement, including all of its Lender's counsel and all other fees and costs of its Lender, any mortgage recording taxes, the cost of the Endorsements and (iii) each party shall pay its own costs incurred in negotiating, executing, delivering and performing this Agreement. Each party shall pay fifty percent (50%) of the escrow fees.

            (b) If Buyer elects to cause title to the Project to be vested in a third party unrelated to Buyer or any affiliate thereof, the identity of which shall be subject to Seller's reasonable approval in writing (the "ALTERNATE BUYER"), and to close prior to the then scheduled Closing Date, Buyer may give notice thereof to Seller (the "THIRD PARTY PURCHASER NOTICE"). Upon receipt of the Third Party Purchaser Notice, Seller shall use reasonable efforts to obtain and deliver to Buyer (without the obligation to incur any material cost or any material obligation by Seller) an unconditional waiver in respect of such third party purchaser (in a written form acceptable to Buyer) (the "WAIVER LETTER") from Catellus Prairie Glen, Inc., a Delaware corporation, and the Village of Glenview, with respect to the resale restriction set forth in Exhibit B of that certain Special Warranty Deed dated May 9, 2002, recorded May 16, 2002, as Document No. 0020561604, in the land records of Cook County. If Seller obtains the Waiver Letter, Seller shall provide written notice thereof to Buyer. Upon receipt of such notice by Buyer, either Seller or Buyer, upon written notice to the other (the "ACCELERATION NOTICE"), may accelerate the Closing Date to a date not less than forty (40) days from the date of receipt of such Acceleration Notice. If Seller is not able to obtain the Waiver Letter pursuant to the terms of this Section 6(b), the Closing Date shall remain November 18, 2003, subject to all terms and conditions contained herein.

            (c) If Seller obtains the Waiver Letter in respect of Buyer (without having any obligation to do so), Seller may elect to accelerate the Closing Date (by giving written notice thereof to Buyer delivered at any time after the expiration of the Due Diligence Period) to a date not less than forty
(40) days from the date of receipt of such written notice by Buyer.

            (d)   If the Closing Date is accelerated in accordance with this
Section 6, this Agreement and all terms and conditions contained herein shall continue unmodified and in full force and effect. The obligations of Buyer and Seller under this Section 6 shall survive any termination of this Agreement and the Closing.

            7.    TITLE AND SURVEY MATTERS.

            Seller has delivered to Buyer, for Buyer's approval, the Title Evidence. Within seven (7) Business Days after the Contract Date, Buyer shall provide Seller with a notice specifying all objections (the "UNPERMITTED EXCEPTIONS") it has to the Title Evidence and the Survey included in the Deliveries (the "FOUNDATION SURVEY"). If Buyer does not object in writing to the status of the Title Evidence or Foundation Survey within such seven (7) Business Day period, then Buyer shall be deemed to have accepted and to be in agreement with the status of the Title Evidence or Foundation Survey. If Buyer does timely provide written objections to the Title Evidence or Foundation Survey, then, within five (5) Business Days after Seller's receipt of Buyer's objections, Seller shall notify Buyer in writing of which of the Unpermitted Exceptions, if any, it intends to cure ("SELLER'S NOTICE"). If Seller does not give Seller's Notice within such five (5) Business Days, or if the responses to Seller's Notice are unsatisfactory to Buyer in Buyer's sole discretion, then Buyer may, by written notice given to Seller within five (5) Business Days after the date of Seller's Notice or, if Seller's Notice is not given, the due date thereof (such date is referred to herein as the "TITLE TERMINATION DATE"), elect to waive those Unpermitted Exceptions which Seller was unwilling to cure (or those for which Seller's cure was unsatisfactory to Buyer) in which event the parties shall proceed towards Closing. It is understood and agreed that if Buyer does not waive such Unpermitted Exceptions in accordance with this paragraph, then this Agreement shall be deemed terminated, in which case Buyer shall be entitled to a refund of the Earnest Money, together with interest thereon and the parties shall have no further obligations to one another. At Closing, Seller shall be obligated to deliver title free of indebtedness for borrowed money, delinquent real estate taxes, any mechanic's or materialmen's liens for work on the Project performed by Seller, its agents, employees or contractors (including any mechanic's or materialmen's liens arising from completion of the Improvements through competition of the Incomplete Work, those Unpermitted Exceptions which Seller has elected to cure pursuant to this Section, all exceptions to title arising after the date of the Title Commitment and all Survey Defects arising after the date of the Foundation Survey (other than those caused by the actions of Buyer or not objected to within three (3) Business Days following receipt by Buyer of a subsequent title commitment or subsequent survey) . All other exceptions to title set forth in the Title Evidence and all other matters set forth on the Initial Survey shall hereinafter be referred to as "PERMITTED EXCEPTIONS." On the Actual Closing Date, Buyer and Seller shall attach to the Lease as Exhibit 1.1 and Exhibit 9, respectively, both the legal description of the Land, as determined by the Title Evidence, and a list of the Permitted Exceptions.

            No later than eighteen (18) Business Days after the Contract Date, Seller shall deliver to Buyer, at Seller's sole cost and expense, six (6) prints of a certified ALTA/ACSM Class A Urban "current site" survey of the Land, dated on or after April 1, 2003, prepared by SPACECO, Inc. (the "SURVEYOR"), certified in the form of the surveyor's certification attached hereto as EXHIBIT 7, showing the foundation of the building and dimensions thereof, all "set back" or building restriction lines imposed by zoning ordinances or private restriction, all parking areas (including the number of parking spaces therein), all loading docks (including the number thereof), any and all existing utility and other easements burdening or benefiting the Land, the federal flood designation affecting the Project, all areas designated as wetlands on the National Wetlands Inventory of the United States Fish and Wildlife Service ("WETLANDS INVENTORY") and all documents and instruments of record affecting the Land and Improvements, including all such documents and instruments referred to in the Title Commitment (the "INITIAL SURVEY"). If the site improvements are substantially completed prior to the Closing Date, Seller shall deliver to Buyer and Lender, no less than seven (7) days prior to the Closing Date, an updated Initial Survey (the "FINAL SURVEY") showing no Survey Defects. Any matter disclosed in the Initial Survey and not shown on the Foundation Survey or shown on the Final Survey and not shown in the Initial Survey that, in the sole discretion of Buyer or Lender, does or could in the future materially interfere with the use, operation or financing of the Project or affect the marketability of title to the Land and Improvements and the Title Company is not willing to insure over (at no cost to Buyer) in the Title Policy is referred to herein as a "SURVEY DEFECT." In the event the Initial Survey discloses a Survey Defect not shown on the Foundation Survey, Buyer shall notify Seller of the same within three (3) Business Days of receipt of the Initial Survey. Seller shall then have three (3) Business Days to notify Buyer in writing of which of such Survey Defects Seller undertakes to cure prior to Closing. If Seller does not so undertake to cure all such Survey Defects prior to Closing, Buyer may terminate this Agreement by written notice to Seller given within a further three (3) Business Day period following the due date of Seller's notice. If Buyer so terminates this Agreement, the Earnest Money shall be returned to Buyer and the parties shall have no further obligations under this Agreement. If Buyer does not so terminate this Agreement, Buyer shall be deemed to have accepted all Survey Defects shown on the Initial Survey.

            8.    DELIVERY OF DOCUMENTS: INSPECTION/GLENVIEW.

            (a) In addition to the Title Evidence, Seller has delivered to Buyer, and Buyer acknowledges receipt of, the following:

            (i) To the extent the following are in Seller's possession or control any phase I or phase II environmental reports; the foundation survey; results of any soil tests; structural engineering tests; environmental tests; and third party inspection reports; and property condition reports which relate to the Project, which are in Seller's possession or control and which have been prepared in connection with Seller's acquisition of the Property or construction of the Improvements.

            (ii) The Construction Documents (other than the Plans), to the extent the same are in Seller's possession or control.

            (iii) Most recent construction draw request for the construction of the Improvements and the contractors' affidavits and architect's certifications in respect thereof.

            (iv) Audited financial statements of Parent Guarantor for its five most recent fiscal years and, to the extent the date of this Agreement is later than ninety (90) days after the date of Parent Guarantor's most recent audited annual financial statements, quarterly income statements for its most recent fiscal quarter and year to date, showing comparisons to the immediately preceding fiscal year, when available.

            (v) Copies of all bonds or similar instruments posted by Seller or any of its affiliates with the Village of Glenview in respect of the Improvements as of the date hereof.

            (vi)  The Economic Incentive Agreement (as defined in the Lease).

            (vii) The Conditional Certificate of Occupancy.

            (b) Seller shall provide Buyer with true, accurate, complete and legible copies of any additional or updated items in Seller's possession that are described in Section 8(a) above, promptly following Seller's receipt thereof.

            (c) Buyer, and Buyer's employees, agents and representatives, shall have the right to enter on the Project at any time during normal business hours, and from time to time upon not less than twenty-four (24) hours' written notice to Seller and in the company of Seller's representative, before the Actual Closing Date, for the purposes of making environmental, soil, structural integrity, masonry, percolation tests, construction inspections, mechanical system evaluations, examining and surveying the Project, preparing preliminary architectural, engineering, and zoning plans and studies, showing the Project to prospective capital sources, and performing any other inspections and studies as Buyer deems reasonably necessary; provided that Buyer shall not conduct any unreasonably invasive tests or any sampling of the Land or the Improvements without Seller's prior written consent, which shall not be unreasonably withheld, delayed or denied. Seller will instruct its employees that have knowledge regarding the construction of the Improvements to freely confer with Buyer and its agents and representatives and to assist Buyer and its agents and representatives with respect to their inspections and examinations of the Project. Without limitation of the foregoing, Seller shall cause Lease Guarantors to make appropriate personnel available for a financial due diligence meeting with Buyer at such time during the Due Diligence Period as shall be mutually convenient. In connection with Buyer's tests, studies and investigations of the Project, Buyer shall not unreasonably interfere with the operation of Seller's business at the Project. Buyer shall indemnify, defend and hold Seller harmless from all liabilities and expenses actually incurred by Seller, its agents, representatives, guests, licensees, officers, directors and employees as a result of any act or omission of Buyer or its employees, agents or representatives with respect to such right of entry and shall also restore the Land and Improvements to their condition immediately prior to the exercise of such right of entry. If Buyer, in its sole and absolute discretion, is dissatisfied with the results of the test, studies or investigation performed or received by Buyer or the Due Diligence Material received by Buyer, Buyer may terminate this Agreement by giving a Termination Notice to Seller on or before the expiration of the Due Diligence Period. In such event, the Earnest Money, together with all interest earned thereon, shall be returned to Buyer and both Buyer and Seller shall be relieved of all obligations hereunder except as specifically provided herein.

            (d) Lender shall have until the date which is fourteen (14) days after the Due Diligence Date (such date is referred to herein as the "APPRAISAL TERMINATION DATE") to unconditionally approve the Appraisal in writing. If Lender has not approved the Appraisal in writing prior to the Appraisal Termination Date, Buyer may terminate this Agreement by giving a Termination Notice to Seller on or before the expiration of the Appraisal Termination Date. In such event, the Earnest Money, together with all interest earned thereon, shall be returned to Buyer and both Buyer and Seller shall be relieved of all obligations hereunder, except as specifically provided herein.

            9.    TAXES AND PRORATIONS.

            Seller shall pay or cause to be paid all real estate taxes and special assessments for the Project due and payable in (even if assessed for a prior year) or deferred with respect to the years prior to the year in which the Actual Closing Date occurs. All installments of any special assessments due and payable on or prior to the Actual Closing Date shall be paid by Seller on or before the Actual Closing Date. Because of the nature of the transactions contemplated by this Agreement, there shall be no prorations of any items of income or expense with respect to the Project. Seller shall pay, at Closing, Basic Rent under the Lease for the Initial Term and the first full calendar month of the Primary Term (as such terms are defined in the Lease).

            10.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.

            As a material inducement to Buyer to effectuate the transactions herein contemplated, Seller represents and warrants to and covenants and agrees with Buyer that:

            (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois, has all necessary powers to own its own property and to carry on its business as now conducted, and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

            (b) Each Guarantor is a corporation duly organized, validly existing, and in good standing under the laws of its domicile, has all necessary powers to carry on its business as now conducted, and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Guaranty.

            (c) The execution and delivery by Seller of this Agreement and the Lease, and the performance by Seller of its obligations hereunder and under the Lease, have been duly and validly authorized and no other actions or proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms hereof.

            (d) The execution and delivery by Lease Guarantors of the Guaranty, and the performance by Lease Guarantors of their obligations under the Guaranty, have been duly and validly authorized and no other actions or proceedings on the part of Lease Guarantors are necessary to authorize such execution, delivery and performance. The execution and delivery of the limited guaranty of this Agreement by Parent Guarantor has been duly and validly authorized and no other actions or proceedings on the part of Parent Guarantor are necessary to authorize such execution, delivery and performance. The limited guaranty of this Agreement has been duly executed and delivered by Parent Guarantor and constitutes the valid and legally binding obligation of Parent Guarantor, enforceable against Parent Guarantor in accordance with its terms.

            (e) To the best of Seller's knowledge, the execution and delivery of this Agreement, the Lease and the Guaranty, and the documents listed in
Section 15 hereof will not violate any Legal Requirement or Law.

            (f) Seller and Lease Guarantors have obtained all consents which are necessary to enter into and perform their respective obligations under this Agreement, the Lease and the Guaranty.

            (g) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the documents listed in Section 15 hereof (including, without limitation, the Lease), and the officers of Seller who did or will execute the same for and on behalf of Seller have the power and authority to do so and to bind Seller.

            (h) No written or oral notice has been actually received by Seller, nor does Seller have actual knowledge, of the violation by the condition of the Land and Improvements of any Legal Requirement or Law which has not been corrected to the satisfaction of the issuer of the notice.

            (i) To Seller's knowledge, there is no pending or threatened condemnation, eminent domain nor any other action, suit or proceeding affecting the Land or Improvements.

            (j) The Land and Improvements are presently zoned for the Permitted Use and to Seller's knowledge, does not rely on any other property or unrecorded contractual rights for the Permitted Use to comply with applicable Legal Requirements and Seller knows of no actions or proceedings pending or contemplated which would affect such zoning.

            (k) Seller has not placed or caused to be placed in, under or on, and has no knowledge of or reason to believe that there exists, any Hazardous Materials anywhere in, under or on the Land or the Improvements as a result of the acts of Seller or Seller's agents, contractors or licensees.

            (l) To the best of Seller's knowledge, water, telephone, electricity, and storm sewer utilities are currently available (or will be available as of the Actual Closing Date) to the Improvements and related improvements at normal and customary rates, are adequate to serve the Project for the Permitted Use and are or will be fully paid for at Seller's sole cost and expense.

            (m) None of Seller or Lease Guarantors has commenced, and neither is in the process of commencing, any bankruptcy or insolvency proceeding nor has any such proceeding been commenced against Seller or Lease Guarantors.

            (n) To Seller's knowledge, the Improvements (except for the Incomplete Work) shall be, and, as of the Actual Closing Date, shall have been, in all material respects, constructed in accordance with the Construction Documents and all Legal Requirements.

            (o) Seller shall not materially amend the plans and specification, the site plan or the other Construction Documents relating to the Improvements without Buyer's prior written consent, which consent shall not be unreasonably withheld.

            (p) If applicable, Seller shall deliver to Buyer each revised construction schedule which, together with any other revisions of the schedule which have not been delivered to Buyer, revises the projected date of substantial completion of the Project by more than fifteen (15) days, promptly after each such revised schedule is issued.

            (q) Seller shall deliver to Buyer copies of all (i) construction draw requests together with supporting documentation therefor, (ii) notices received from any governmental entity relating to the Project and (iii) copies of any default notices sent or received by Seller under the Construction Documents.

            (r)   All Due Diligence Materials are complete copies thereof.

            (s) The current real estate tax bills cover more than the Land and Improvements. Seller is advised that a former owner has filed an application for an appropriate tax division. It is expected that the 2004 tax bills will reflect the division.

            (t) Prior to Closing, Seller shall not do anything to adversely affect the structural integrity of the Improvements and Seller shall, at its own cost and expense, keep all parts or portions of the Project in good working order and repair.

            (u) To the best of Seller's knowledge, Seller has received all Permits that are required for the construction and completion of the Improvements, and, other than the Final Certificate of Occupancy, to operate the Project for the Permitted Use in accordance with Legal Requirements.

            (v) Seller shall diligently proceed to complete construction of the Improvements and obtain the Certificate of Substantial Completion and Seller shall promptly deliver to Buyer the Certificate of Substantial Completion and, if available before Closing, the Final Certificate of Occupancy, upon receipt thereof.

            (w) Seller, on the Actual Closing Date, will have complied with all of its obligations hereunder which are to have been performed before or on the Closing Date, unless such compliance has been waived in writing by Buyer, and all warranties and representations made hereunder shall be true and correct in all material respects as of the Actual Closing Date, except as hereinafter expressly provided to the contrary.

            (x) Seller, as Tenant, shall execute the Lease on or before the Actual Closing Date. On the Actual Closing Date there will be no Default or event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, of Tenant under the Lease.

            (y) There are no land parcels, property interests, buildings, structures or other improvements that are owned by Seller or any of its affiliates which are in close proximity to the Land or which are necessary or useful for the operation of the Project for its Permitted Use that are not being conveyed pursuant to this Agreement.

            (z) To the best of Seller's knowledge without inquiry, all storm water flowing from the Land shall, as of the Actual Closing Date, drain directly into a public way in compliance with all Legal Requirements.

            (aa) To the best of Seller's knowledge without inquiry, the soil condition of the Land is such that it will support the Improvements for the foreseeable life thereof without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations.

            (bb) There is no material dispute under or with respect to performance of any of the Construction Documents.

            11.   REPRESENTATIONS AND WARRANTIES OF BUYER.

            As a material inducement to Seller to effectuate the transactions herein contemplated, Buyer represents and warrants to and covenants and agrees with Seller that:

            (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Illinois, has all necessary powers to own its own properties and to carry on its business as now conducted, and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

            (b) The execution and delivery by Buyer of this Agreement and the Lease, and the performance by Buyer of its obligations hereunder and under the Lease, have been duly and validly authorized and no other actions or proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Buyer, and this Agreement is the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof.

            (c) The execution and delivery of this Agreement and the Lease and the documents listed in Section 15 hereof will not violate any Legal Requirement or Law or any order of any court or any administrative body with jurisdiction over Buyer, or be in conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which Buyer or its Affiliates is a party.

            12.   EMINENT DOMAIN; CASUALTY.

            In the event that, prior to the Actual Closing Date, all or a significant portion of the Project is damaged by a fire or other casualty or is subject to a condemnation or taking, then (a) Seller shall promptly notify Buyer of the same (an "EVENT NOTICE") and (b) Buyer or Seller may at its option terminate this Agreement not later than (i) as to Seller, ten (10) days following the occurrence of such casualty or condemnation or taking and (ii) as to Buyer, ten (10) days following receipt by Buyer of an Event Notice. In the event of the termination of this Agreement pursuant to this Section, the Earnest Money, together with all interest earned thereon, shall be returned to Buyer and both parties shall be relieved of all obligations hereunder except as specifically provided herein. Pending the exercise, if any, of such option by Buyer or Seller, at either party's option, the Due Diligence Period, if applicable, and the Closing Date shall be extended for a reasonable period of time. For purposes of this Section 12, a "significant portion" of the Land and Improvements shall mean (a) in the case of a casualty, a portion which would cost in excess of Five Hundred Thousand Dollars ($500,000) to restore and (b) in the case of a condemnation or taking by eminent domain, any portion of the Land or Improvements having a value or causing damage to the remainder of more than Five Hundred Thousand Dollars ($500,000).

            13.   POSSESSION OF THE PROJECT.

            Possession of the Project shall be delivered to Buyer on the Actual Closing Date, subject to the Lease.

            14.   PRE-CLOSING DELIVERIES.

            On or before the date which is ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer evidence of the insurance coverage to be carried by Seller as tenant under the terms of the Lease.

            15.   DOCUMENTS TO BE DELIVERED AND ACTION TO BE TAKEN AT CLOSING.

            (a) Seller shall, on the Closing Date (or as otherwise provided below), execute and deliver, or cause to be executed and delivered, to Buyer the following documents and shall take or cause to be taken the following actions:

            (i) A Special Warranty Deed or the equivalent thereto (as determined by the Title Company in accordance with local practice of the State) from Seller in recordable form conveying fee title to all of the Land and the Improvements to Buyer, free and clear of all matters, except for the Permitted Exceptions;

            (ii) Affidavit of Seller certifying that on the Actual Closing Date there are no parties in possession other than Tenant, there are no outstanding, unsatisfied judgments, tax liens or bankruptcies against or involving Seller, and that there are no other unrecorded interests in the Project of any kind;

            (iii) A FIRPTA Affidavit evidencing that Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code;

            (iv)  The Lease, executed by Tenant.

            (v)   The Guaranty executed by Lease Guarantors;

            (vi) A Memorandum of Lease executed by Seller in the form attached to the Lease;

            (vii) An Assignment (the "ASSIGNMENT") of all interests of Seller in the Project, not otherwise conveyed by other documents itemized in this
      Section 15, including but not limited to the permits, the Construction Documents and all other rights of Seller included in the definition of "Project" hereunder;

            (viii) An update to the Certificate of Substantial Completion listing all Incomplete Work as of a date within ten (10) days prior to the Closing Date.

            (ix) An Estoppel Certificate in the form of Exhibit 24-1 to the Lease and a Subordination, Non-Disturbance and Attornment Agreement executed by Tenant under the Lease;

            (x) An Estoppel Certificate executed by Lease Guarantors as guarantors under the Guaranty in a form attached hereto as EXHIBIT 15(A)(X);

            (xi)  Cause the Title Company to issue the Title Policy to Buyer;

            (xii) Deliver to Buyer the Searches, dated within fifteen (15) days of the Closing Date showing no lien or encumbrance on the Project except any such lien as will be removed or insured over by the Title Policy at Closing;

            (xiii) A copy of resolutions or other necessary approvals or consents certified by the appropriate officer of Seller and Lease Guarantors, as duly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Guaranty and the other agreements and instruments to be executed and delivered hereunder (including, without limitation, the Lease) and the performance by Seller and Lease Guarantors of the transactions contemplated hereby. Seller shall also deliver to Buyer proof of the power and authority of the individuals executing and delivering this Agreement and the Guaranty and the other agreements and instruments executed and delivered hereunder (including, without limitation, the Lease) to execute and deliver such agreements or instruments on behalf of Seller and Lease Guarantors, respectively;

            (xiv) Legal opinions, in a form reasonably acceptable to Buyer's counsel and Lender or Lender's counsel, and addressed to Buyer and Lender, from counsel to Seller and Lease Guarantors (which may be in-house counsel, except as provided below), as to due authorization, execution and delivery of this Agreement, the Lease, the Guaranty and the other documents required to be executed and delivered by Seller and Lease Guarantors hereunder, the valid organization and good standing of Seller and Lease Guarantors under the laws of their respective domiciles, and the state in which the Project is located, the binding nature and enforceability of the Lease against Seller and the Guaranty against Lease Guarantors (it being agreed that, as to enforceability of the Lease and Guaranty, the opinions required herein will be required only if required by Lender and, if required by Lender, may be given by in-house counsel unless Lender requires that such opinions be given by independent counsel) and such other matters as Lender may reasonably request;

            (xv) To the extent not previously delivered to Buyer, copies of the Construction Documents (including, without limitation, updated as-built Plans, if any);

            (xvi) A closing statement executed by Seller conforming to the provisions of this Agreement;

            (xvii) A certificate executed by Seller certifying that its representations and warranties remain true and correct at and as of the Actual Closing Date; and

            (xviii) An insurance certificate issued by the insurance carrier or its representative confirming that the insurance required by the Lease is in force.

            (xix) All such further instruments and documents as may be required under the terms of the Lease or the Guaranty or any applicable law or regulation, or as may be reasonably required by the Title Company, Buyer or Lender, or as may be reasonably necessary, expedient, desirable or proper either to complete any and all of the transactions contemplated in this Agreement to be completed by Seller or Lease Guarantors, as the case may be, on or before the Closing Date or to satisfy the Buyer's Conditions Precedent set forth in Section 5 hereof; provided that the foregoing do not create monetary obligations of Seller or Lease Guarantors (other than those monetary obligations of Seller or Lease Guarantors otherwise set forth herein or in the Lease or Guaranty) or legal liability (other than such legal liability of Seller or Lease Guarantors otherwise established herein or in the Lease or Guaranty) against Seller.

            (b)   Buyer shall, on the Actual Closing Date, deliver to Seller:

            (i) the Purchase Price, less any adjustments to the Purchase Price set forth in Section 3 hereof;

            (ii)  the Lease executed by Buyer;

            (iii) the Memorandum of Lease executed by Buyer;

            (iv) a closing statement executed by Buyer conforming to the provisions of this Agreement;

            (v) a certificate executed by Buyer certifying that its representations and warranties remain true and correct at and as of the Actual Closing Date;

            (vi) All such further instruments and documents as may be required under the terms of the Lease or any applicable law or regulation, or as may be reasonably required by Seller or the Title Company, or as may be reasonably necessary, expedient, desirable or proper either to complete any and all of the transactions contemplated in this Agreement to be completed by Buyer on or before the Closing Date; provided that the foregoing do not create monetary obligations of Buyer (other than those monetary obligations of Buyer otherwise set forth herein or in the Lease) or legal liability (other than such legal liability of Buyer otherwise established herein or in the Lease) against Buyer;

            (vii) A copy of resolutions or other necessary approvals or consents certified by the appropriate officer of Buyer as duly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered hereunder (including, without limitation, the Lease) and the performance by Buyer of the transactions contemplated hereby. Buyer shall also deliver to Seller proof of the power and authority of the individuals executing and delivering this Agreement and the other agreements and instruments executed and delivered hereunder (including, without limitation, the Lease) to execute and deliver such agreements or instruments on behalf of Buyer; and

            (viii) A legal opinion, in a form reasonably acceptable to Seller's counsel, from counsel to Buyer, as to the due authorization for the execution and delivery of this Agreement, the Lease and the other documents required to be executed and delivered by Buyer hereunder, the valid organization and good standing of Buyer under the laws of Illinois and the binding nature and enforceability of the Lease against Buyer.

            (c) All of the documents to be executed by Buyer, Seller or Lease Guarantors pursuant to this Section 15, shall be executed in such multiple counterparts as any other party shall reasonably request.

            16.   DEFAULTS; REMEDIES.

            (a) Seller's Defaults. In the event the transaction contemplated hereby does not close or is terminated due to a default by Seller, and if Buyer is also not then in default, then as Buyer's sole remedies: (i) Buyer shall be entitled to immediate return of the Earnest Money, and (ii) Seller shall be responsible for Buyer's damages arising therefrom, including without limitation, Buyer's out-of-pocket expenses related to Buyer's due diligence, the cost of the Appraisal, Environmental Reports, Lender's legal costs, other fees and costs of Lender for which Buyer is responsible, and Buyer's transaction costs, including Buyer's share of the escrow fees, reasonable legal fees and expenses, loan application and commitment fees, rate lock fees and deposits and hedging and breakage costs (collectively, "BUYER'S TRANSACTION COSTS"). In no event shall Buyer be entitled to pursue other remedies, including specific performance, or other damages. Notwithstanding the preceding, all waivers and limitations contained in this Section 16(a) are exclusive of all costs, fees and expenses (including without limitation, attorneys' fees and court costs) of enforcement as provided under Section 17(m) hereof.

            Buyer's Initials _______           Seller's Initials _______

            (b) Buyer's Defaults. All Earnest Money deposited into the escrow is to secure the timely performance by Buyer of its obligations and undertakings under this Agreement. In the event that Buyer shall fail to perform any of its obligations hereunder within the time for or in the manner of performance herein provided (a "BUYER EVENT OF DEFAULT"), and if Seller is not also in default, Seller shall, as its sole remedy, have the right, but not the obligation, to terminate this Agreement in which event Seller shall direct the Escrow Agent to deliver the Earnest Money, together with interest thereon, which Earnest Money and interest shall constitute Seller's sole right to damages or any other remedy. Upon the delivery of the Earnest Money and the interest thereon to Seller, this Agreement shall become null and void and of no effect and, except as expressly provided herein, the parties shall have no further liability to each other at law or in equity. The parties have agreed that Seller's actual damages following the occurrence of a Buyer Event of Default would be extremely difficult or impractical to determine. Therefore, by placing their initials below, the parties acknowledge that the delivery of the Earnest Money and the interest thereon has been agreed upon, after negotiation, as the parties' reasonable estimate of Seller's damages. Notwithstanding the preceding, all waivers and limitations contained in this Section 16(b) are exclusive of all costs, fees and expenses (including without limitation, attorneys' fees and court costs) of enforcement as provided under Section 17(m) hereof.

            Buyer's Initials _______           Seller's Initials _______

            (c)   Survival. The obligations of Buyer and Seller under this
Section 16 shall survive any termination of this Agreement.

            17.   MISCELLANEOUS.

            (a) Notices. Notices shall be either (i) personally delivered (including delivery by FedEx or Airborne or other nationally recognized courier service) to the offices set forth above, in which case they shall be deemed delivered on the date of delivery to said offices, (ii) sent by certified mail, return receipt requested, in which case they shall be deemed delivered on the date shown on the receipt unless delivery is refused or delayed by the addressee in which event they shall be deemed delivered two (2) Business Days following the date of deposit in the United States mail or (iii) sent by facsimile, provided the sender of such facsimile has evidence that the facsimile was received by the addressee's machine, in which case they shall be deemed delivered on the date of receipt by the addressee's machine if received by 5:00 p.m. Central Time on a Business Day or the next Business Day if received after 5:00 p.m. Central Time or on a non-Business Day. Either party may by written notice to the other party given as provided hereunder change its address for service of Notice.

            If to Buyer:         Mesirow Realty Sale-Leaseback, Inc.
                                 321 North Clark Street
                                 Chicago, Illinois 60610
                                 Attention: Mr. Garry W. Cohen
                                 Telephone: (312) 595-6075
                                 Facsimile: (312) 595-6141

            With a copy to:      Goldberg, Kohn, Bell, Black,
                                 Rosenbloom & Moritz, Ltd.
                                 55 East Monroe Street, Suite 3700
                                 Chicago, Illinois 60603
                                 Attention: Stephen B. Bell, Esq.
                                 Telephone: (312) 201-3912
                                 Facsimile: (312) 332-2196

            If to Seller:        Anixter-Real Estate, Inc.
                                 c/o Anixter Inc.
                                 2301 Patriot Boulevard, Mail Stop 1N
                                 Glenview, Illinois 60025-8020
                                 Attention: Mr. Rod Shoemaker,
                                            Vice President, Treasurer
                                 Telephone: (224) 521-8205
                                 Facsimile: (224) 521-8990

            With a copy to:      Schiff, Hardin & Waite
                                 233 W. Wacker Drive, Suite 6600
                                 Chicago, Illinois 60606-6473
                                 Attention: Felice M. Bressler, Esq.
                                 Telephone: (312) 258-5763
                                 Facsimile: (312) 258-5700

            With a copy to:      Anixter-Real Estate, Inc.
                                 c/o Anixter Inc.
                                 2301 Patriot Boulevard, Mail Stop 1N
                                 Glenview, Illinois 60025-8020
                                 Attention: Legal
                                 Telephone: (224) 521-8000
                                 Facsimile: (224) 521-8604

            (b) Interpretation. All previous negotiations and understandings between Seller and Buyer or their respective agents and employees with respect to the transactions set forth herein, whether oral or written, are merged in this Agreement which fully and completely expresses the parties' rights, duties and obligations. This Agreement, together with the related agreements contemplated hereunder, constitute the entire understanding between Buyer and Seller. It may be amended or modified only in a writing signed by Seller and Buyer.

            (c) Brokers. Buyer and Seller represent and warrant to each other that they have not retained or utilized the services of any real estate broker in connection with the transactions contemplated under this Agreement, except that Seller has retained Eastdil Realty Company, whose fees shall be paid by Seller. Each party agrees to indemnify, defend and hold the other harmless from and against any and all claims, fees, commissions and suits of any real estate broker or agent with respect to services claimed to have been rendered at the request of or through or under such party in connection with the execution of this Agreement or the Lease or the transactions set forth herein.

            (d) Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not constitute a part hereof.

            (e) Survival. The warranties, representations, covenants, agreements, and guarantees contained herein on the part of each party shall survive any termination, cancellation or expiration of this Agreement, but shall not in any manner survive the Actual Closing, except that each party shall remain liable after Closing for the breach of any warranty or representation if and to the extent such party knew that such warranty or representation was untrue when made.

            (f)   Time. Time shall be of the essence hereof.

            (g) Governing Law: Submission to Jurisdiction. This Agreement is or will be made and delivered in the State of Illinois and shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois, without regard to principles of conflict laws.

            (h) Counterparts. This Agreement and any amendments to this Agreement may be executed in counterparts, each of which shall be fully effective and all of which together shall constitute one and the same instrument. This Agreement and any amendments to this Agreement may be evidenced by facsimile copies of such executed counterparts (with hard copy receipt promptly following transmission).

            (i) Third Party Beneficiary. There are no third party beneficiaries of this Agreement, intended or otherwise.

            (j) No Joint Venture. Buyer and Seller, by entering into this Agreement or consummating the transactions contemplated hereby, shall not be considered partners or joint venturers.

            (k) Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

            (l) No Solicitation. From and after the date of this Agreement and continuing through and until the Actual Closing Date, Seller shall not, and shall cause its officers, directors, shareholder and agents to not, solicit, negotiate, discuss or enter into any proposal of all or any proposal, offer or agreement in connection with the sale, transfer or disposition of all or any portion of the Project from, with, by or between any third party, other than Buyer or Alternate Buyer.

            (m) Enforcement Costs. In the event Seller or Buyer breaches or is alleged to have breached any of their respective obligations under this Agreement and the other commences an action relating to such breach or alleged breach, the party prevailing in such action shall be paid its reasonable attorneys' fees and costs by the defaulting party.

            (n) Business Day. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next Business Day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Illinois. As used in this Agreement, the term "BUSINESS DAY" means a day other than a Saturday, Sunday or legal holiday.

            (o) Successors and Assigns. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective and proper nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Project or of this Agreement shall be made by Seller during the term of this Agreement. Buyer may assign its interest under this Agreement without the consent of Seller to the Alternate Buyer or to a person or entity purchasing the Property for investment and not for resale; provided however, that in the event of an assignment or transfer of Buyer's interest in this Agreement, Buyer shall remain liable for its obligations under this Agreement.

            (p) Confidentiality. Neither party shall disclose the pendency of this transaction or the terms of this transaction except as required by rule or court order in any litigation or to its lawyers, accountants, lenders, investors, appraisers, financial consultants and intermediaries and insurance brokers or carriers who shall be likewise restricted.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          ANIXTER-REAL ESTATE, INC.,
                                          an Illinois corporation

                                          By ___________________________________
                                          Its __________________________________

                                          MESIROW REALTY SALE-LEASEBACK, INC.,
                                          an Illinois corporation

                                          By ___________________________________
                                          Its __________________________________

            Anixter International Inc., a Delaware corporation, hereby guaranties the payment by Tenant of Buyer's Transaction Costs if and to the extent Seller becomes obligated therefore under Section 5(b) or Section 16(a) of the foregoing Purchase Agreement.

                                          ANIXTER INTERNATIONAL INC.,
                                          a Delaware corporation

                                          By ___________________________________
                                          Its __________________________________

                              INDEX OF DEFINITIONS

                 DEFINED TERM                           PAGE
Acceleration Notice ...........................            8
Actual Closing Date ...........................            1
Additional Earnest Money ......................            6
Additional Reports ............................            8
Agreement .....................................            1
Alternate Buyer ...............................            8
Anixter Building ..............................            3
Appraisal .....................................            1
Appraisal Termination Date ....................           12
Assignment ....................................           17
Business Day ..................................           24
Buyer .........................................            1
Buyer Event of Default ........................           20
Buyer's Transaction Costs .....................           20
CERCLA ........................................            3
Certificate of Substantial Completion..........            1
Closing .......................................            8
Closing Date ..................................            1
Commitment ....................................            2
Completion and Occupancy Documents ............            2
Conditional Certificate of Occupancy...........            2
Construction Documents ........................            2
Contract Date .................................            2
Deliveries ....................................            2
Due Diligence Materials .......................            2
Due Diligence Period ..........................            2
Earnest Money .................................            6
Endorsements ..................................            2
Environmental Laws ............................            3
Environmental Report ..........................            3
Escrow Agreement ..............................            6
Event Notice ..................................           16
Excluded Property .............................            3
Final Certificate of Occupancy ................            3
Final Survey ..................................           10
Foundation Survey .............................            9
Governmental Authority ........................            3
Guaranty ......................................            3
Hazardous Materials ...........................            3
Improvements ..................................            3
Incomplete Work ...............................            4
Initial Survey ................................           10
Land ..........................................            4
Lease .........................................            4
Lease Guarantors ..............................            4
Legal Requirements ............................            4
Lender ........................................            4
Notices .......................................            2
Parent Guarantor ..............................            4
Permits .......................................            4
Permitted Exceptions ..........................        4, 10
Permitted Use .................................            4
Plans .........................................            4
Project .......................................            4
Project Architect .............................            5
Punch List ....................................            5
Purchase Price ................................            5
Searches ......................................            5
Second Guarantor ..............................            4
Seller ........................................            1
Seller's Notice ...............................            9
State .........................................            5
Survey Defect .................................           10
Surveyor ......................................           10
Tenant ........................................            5
Termination Notice ............................            7
Third Party Purchaser Notice ..................            8
Title Company .................................            5
Title Documents ...............................            5
Title Evidence ................................            5
Title Policy ..................................            5
Title Termination Date ........................            9
Unpermitted Exceptions ........................            9
Waiver Letter .................................            8
Wetlands Inventory ............................           10